SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional  Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                      STATE FINANCIAL SERVICES CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     ----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                                                  March 23, 2001

                      State Financial Services Corporation

Dear Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of State Financial Services Corporation. The 2001 Annual Meeting will be held at 4:00 P.M. Central Time on Wednesday, May 2, 2001 at the Tuckaway Country Club, 6901 West Drexel Avenue, Franklin, Wisconsin.

         Information about the meeting, including a description of the matters on which the shareholders will act, is contained in the attached Notice of Annual Meeting and Proxy Statement. Directors and officers of State Financial Services Corporation, as well as a representative from Ernst & Young LLP, State Financial Services Corporation's independent auditors, will be present at the meeting to respond to any questions that shareholders may have.

         We encourage you to attend the Annual Meeting. Whether or not you plan to attend, we ask that you complete, sign, and date the enclosed proxy and return it in the envelope provided, so that your vote can be counted at the Annual Meeting.

         On behalf of the Board of Directors and the employees of State Financial Services Corporation, I wish to extend my gratitude for your continued support of our organization.



                                        Sincerely,


                                        /s/ Michael J. Falbo
                                        Michael J. Falbo
                                        President and Chief Executive Officer




10708 West Janesville Road    Hales Corners, Wisconsin 53130      (414) 425-1600
                      STATE FINANCIAL SERVICES CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   May 2, 2001


TO THE SHAREHOLDERS OF STATE FINANCIAL SERVICES CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of State Financial Services Corporation ("SFSC" or the "Company") will be held on May 2, 2000, at 4:00 P.M., Central Time, at the Tuckaway Country Club, 6901 West Drexel Avenue, Franklin, Wisconsin for the following purposes:

     1. To elect two (2) directors to hold office until the Annual Meeting of Shareholders in 2004 or until their respective successors are duly elected and qualified;

     2. To consider and act upon a shareholder proposal requesting that the Board of Directors take steps to effect a sale or merger of the Company;

     3. To consider and act upon such other business that may properly come before the meeting or any adjournment or postponement thereof.

     These items are more fully described in the Proxy Statement which accompanies this Notice.

     Shareholders of record at the close of business on March 16, 2001 will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE ANNUAL MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.


                                        By Order of the Board of Directors


                                        /s/ Michael J. Falbo
                                        MICHAEL J. FALBO,
                                        President and Chief Executive Officer

March 23, 2001

                      STATE FINANCIAL SERVICES CORPORATION
                           10708 West Janesville Road
                         Hales Corners, Wisconsin 53130

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 2, 2001

                         -----------------------------
                                  INTRODUCTION

         This Proxy Statement is being furnished to the shareholders of State Financial Services Corporation ("SFSC" or the "Company") in connection with the solicitation of proxies by the Board of Directors of SFSC for use at the Annual Meeting of Shareholders of SFSC to be held at 4:00 P.M., Central Time, on May 2, 2001 at the Tuckaway Country Club, 6901 West Drexel Avenue, Franklin, Wisconsin (the "Meeting"), or any adjournment or postponement thereof.

         Purposes of the Meeting. At the Meeting, shareholders will consider and vote upon three matters: (1) the election of two directors to hold office until the annual meeting of shareholders in 2004 or until their respective successors are duly elected and qualified, (2) to consider and act upon a shareholder proposal requesting that the Board of Directors take steps to effect a sale or merger of the Company; and (3) to consider and act upon such other business that may properly come before the Meeting or any adjournment or postponement thereof.

         Proxy Solicitation. The cost of soliciting proxies, including expenses involved in forwarding materials to beneficial owners of the Company's common stock ("Common Stock") held in the name of another person, will be borne by the Company. In addition to soliciting proxies by mail, officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders personally and by telephone. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $7,500 plus out of pocket expenses. Brokers, nominees and custodians who hold Common Stock in their names, and who solicit proxies from the beneficial owners will be reimbursed by the Company for reasonable expenses. Proxy Statements and Proxies will be mailed to shareholders of record beginning on approximately March 23, 2001.

         Quorum and Voting Information. Only shareholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the Meeting or at any adjournment or postponement thereof. As of March 16, 2001, there were issued and outstanding 7,992,188 shares of Common Stock, each of which is entitled to one vote per share. At the Meeting, a quorum will exist with respect to each matter to be voted upon if a majority of the votes entitled to be cast thereon is represented in person or by proxy.

         Proxies and Revocation of Proxies. A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two persons nominated for election as directors referred to herein, AGAINST the proposal requesting the Board of Directors take steps to effect a sale or merger of the Company and on such other business or matters which may properly come before the Meeting in accordance with the best judgment of the persons named in the enclosed form of proxy. Delivering an executed proxy in response to the solicitation will not affect a shareholder's right to attend the Meeting and to vote in persons. At the present time, other than the election of directors and the proposal requesting the Board of Directors take steps to effect a sale or merger of the Company, management knows of no other matters which are to come before the Meeting. See "Proposal No. 3. Other Matters." A shareholder giving a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by delivering to the Company a duly executed proxy bearing a later date.

         Shareholder Proposals for Next Annual Meeting. Proposals of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") that are intended to be presented at the 2002 annual meeting of shareholders must be received by the Company no later than November 23, 2001 to be included in the Company's proxy materials for that meeting. Further, a shareholder who otherwise intends to present business at the 2002 annual meeting must comply with the requirements set forth in the Company's By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to the Secretary of the Company not later than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. The 2001 annual meeting of shareholders is scheduled to be held on May 2, 2001. Under the By-laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2002 annual meeting of shareholders but does not intend to have included in the Company's proxy materials) on or prior to February 1, 2002 (assuming a May 2, 2001 meeting date), then the notice will be considered untimely and the Company will not be required to present such proposal at the 2002 annual meeting. If the Board nonetheless chooses to present such proposal at the 2002 annual meeting, then the persons named in proxies solicited by the Board for the 2002 annual meeting may exercise discretionary voting power with respect to such proposal.

         Annual Report. The Company's Annual Report to Shareholders and Form 10-K, including audited financial statements for the year ended December 31, 2000, although not a part of this Proxy Statement, are delivered herewith.

PROPOSAL NO. 1 -  ELECTION OF DIRECTORS

         The Board of Directors and the Nominees. The Board of Directors of the Company currently consists of seven persons, divided into three classes, each consisting of two or three directors elected to serve three-year terms. The Board of Directors is recommending that two individuals, Michael J. Falbo and Ulice Payne, Jr., be elected to director positions at the Meeting, each for a term expiring on the date of the Company's annual meeting to be held in 2004 or until their respective successors are duly elected and qualified. Messrs. Falbo and Payne are currently directors of SFSC.

         Voting Information. Unless otherwise directed, the shares represented by all properly executed Proxies will be voted by the Proxyholders "FOR" the election of Messrs. Falbo and Payne. Management does not expect that either Messrs. Falbo or Payne will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the Proxyholders reserve the right to vote for another person of their choice. Directors are elected by a "plurality" of the votes cast (assuming a quorum is present). This means that the number of nominees corresponding to the number of seats on a board of directors to be filled at a shareholders' meeting who receive the highest number of votes will be elected. In the case of the Meeting, the two nominees who receive the highest number of votes for their election as directors will be the persons elected to the two director positions to be filled at the Meeting. Consequently, any shares not voted on this matter (whether by abstention or otherwise) will have no effect on the election of directors. An abstention from voting will be tabulated as a vote withheld on the election and will be included in computing the number of shares present for purposes of determining the presence of a quorum.

         Directors. The following sets forth, with respect to the nominees and each director who will continue to serve after the date of the Meeting, his/her name, age, principal occupation for the last five years, the year in which he/she first became a director of the Company or a predecessor thereof, the year in which his/her current term as director will expire, and directorships in other publicly traded business corporations. SFSC is a bank holding company which owns State Financial Bank, National Association ("SFBNA"). SFSC is also the parent company of Lokken, Chesnut & Cape ("LCC"), which provides professional asset management to commercial and retail customers.

                                                                                            Director         Current
Name                        Age               Positions Held with the Company                Since       Term Expires(1)
----                        ---               -------------------------------              ----------    ---------------
Jerome J. Holz               73    Chairman of the Board of SFSC and Chairman of the          1984            2002
                                   Board of SFBNA

Michael J. Falbo             51    President, Chief Executive Officer, and Director of        1984            2001
                                     SFSC; Vice Chairman and Chief Executive Officer
                                     of SFBNA; and Director of LCC

Richard A. Horn              76    Director of SFSC and SFBNA                                 1984            2003

Ulice Payne, Jr.             45    Director of SFSC                                           1998            2001

Thomas S. Rakow              58    Director of SFSC and SFBNA                                 2000            2002

David M. Stamm               52    Director of SFSC and SFBNA                                 1993            2002

Barbara E. Weis              45    Director of SFSC and SFBNA                                 1993            2003

------------
(1)  On the date of the annual shareholders' meeting to be held in the year indicated.

         Jerome J. Holz serves as Chairman of the Board of SFSC. In this capacity, he consults on a regular basis with management of SFSC and SFBNA concerning matters of strategic planning, business development, and company policies. Mr. Holz is also Chairman of the Board of SFBNA. He has been a director of SFSC since its organization in 1984 and a director of SFBNA since 1960. Mr Holz has been Chairman of the Board and President of Holz Motors, Inc., an automobile dealership with locations in Hales Corners and Watertown, Wisconsin, since 1960. Mr. Holz is a member of the Compensation Committee and the Nominating Committee.

         Michael J. Falbo has been President and Chief Executive Officer of SFSC since 1984. Mr. Falbo is Vice Chairman and Chief Executive Officer of SFBNA. Mr. Falbo has been a director of SFSC since its organization in 1984, a director of SFBNA since 1983, and a director of LCC since September, 1998. Mr. Falbo is a member of the Compensation Committee and the Nominating Committee.

         Richard A. Horn has been President of Horn Bros., Inc., a retail feed, seed, and fertilizer firm located in Muskego, Wisconsin since 1969. Mr. Horn has been a director of SFSC since 1984 and a director of SFBNA since 1971. Mr. Horn serves on the Compensation Committee, the Audit Committee, and the Nominating Committee, and is Chairman of the Stock Option Committee.

         Ulice Payne, Jr. has been a partner with the law firm of Foley & Lardner, Milwaukee, Wisconsin since February, 1998, practicing in the firm's securities and international law practice groups. From 1990 through 1998, Mr. Payne was a partner with the Milwaukee, Wisconsin law firm of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. Mr. Payne has been a director of SFSC since 1998. Mr. Payne serves on the Stock Option Committee and the Nominating Committee and is Chairman of the Compensation Committee. Mr. Payne also serves as a director of Midwest Express Holdings, Inc. and Badger Meter, Inc.

         Thomas S. Rakow has been the President of IHC Group, Inc., Elgin, Illinois, a general contractor since 1981; the President of Rakow Enterprises, Inc., Elgin, Illinois, an equipment leasing company, since 1991; and a partner in Harkow Partnership, Elgin, Illinois, a real estate company, since 1986. Mr. Rakow has been a director of SFBNA since 1980 and a director of SFSC since 2000. Mr. Rakow serves on the Compensation Committee, the Stock Option Committee, the Audit Committee, and the Nominating Committee.

         David M. Stamm has been President of the George Webb Corporation since 1985, a franchise restaurant operation with locations in southeastern Wisconsin. Mr. Stamm has been a director of SFSC since 1993 and of SFBNA since 1992. Mr. Stamm serves on the Compensation Committee, the Stock Option Committee, and the Nominating Committee, and is Chairman of the Audit Committee.

         Barbara E. Weis has been the owner of Barb's Greenhouse Florist, a retail full-service flower shop in Hales Corners, Wisconsin since 1978. Mrs. Weis has been a director of SFSC since 1993 and of SFBNA since 1981. Mrs. Weis serves on the Compensation Committee, the Stock Option Committee, and the Nominating Committee. Mrs. Weis is the daughter of Mr. Holz.

         Board Committees. The Board of Directors has the following committees:

         Compensation Committee. The Compensation Committee determines the annual base salary and other remuneration for the officers of the Company and SFBNA. The Compensation Committee also acts as fiduciaries for the Company's Money Purchase Pension Plan (the "Pension Plan") and Employee Stock Ownership Plan ("ESOP") (collectively the "Plans") and is responsible for conducting the business and activities of the Plans in accordance with the provisions of the Plan documents and the Company's By-Laws. The Compensation Committee consists of all of the members of the Board of Directors with Mr. Payne serving as Chairman. A member of the Compensation Committee who is also a member of management must abstain from voting on any matters pertaining directly to them, including but not limited to, review of their respective salary, bonus, option grants, or incentive awards. The Compensation Committee met one time during 2000.

         Stock Option Committee. The Stock Option Committee administers the Company's equity incentive plans. The Stock Option Committee consists of Messrs. Horn (Chairman), Payne, Rakow and Stamm and Mrs. Weis. The Stock Option Committee met one time during 2000.

         Audit Committee. The Audit Committee was established to assist in monitoring the independence of the Company's outside auditors and thereby promote objectivity in the Company's financial reports. The Audit Committee serves as the liaison between the Company's independent auditors and its Board of Directors. The Audit Committee's responsibilities include, but are not limited to, the selecting or recommending the selection of the Company's independent auditors, reviewing the adequacy of internal controls, consulting with the independent auditors in regards to the audit scope and plan of audit, and reviewing with the independent auditors their report of audit including the accompanying management letter. The Audit Committee is comprised of Messrs. Horn, Rakow, and Stamm (Chairman). The Audit Committee met four times during 2000.

         Nominating Committee. The Nominating Committee was established in January, 2000 to fill new seats on the Board of Directors or vacancies that occur from time to time and to provide a slate of candidates for the Board of Directors to recommend for election by the shareholders of the Company. The Nominating Committee consists of the all of the members of the Board of Directors. A member of the Nominating Committee must abstain from voting with respect to his or her own nomination. The Nominating Committee will consider persons recommended by shareholders to become nominees. Recommendations for consideration by the Nominating Committee should be sent the Secretary of the Company in writing together with the appropriate biographical information concerning each proposed nominee. The Company's By-laws also set forth certain requirements for shareholders wishing to directly nominate director candidates for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give written notice of an intent to make such a nomination to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time period specified in the By-laws.

         Compensation of Directors. The Company has established a policy that no employee of SFSC or SFBNA may receive director fees for serving on the Boards of Directors of the Company or SFBNA. Accordingly, Messrs. Falbo, John B. Beckwith, and Daniel L. Westrope, who are employees of SFSC and SFBNA, and who also serve as directors of SFSC and/or SFBNA, did not receive any director fees in connection with their respective director positions for services rendered in that capacity in 2000. In addition, Mr. Holz received no director compensation over and above the amounts paid under his Executive Employment and Consulting Agreement with respect to his director positions for services rendered in 2000.

         Directors of the Company (other than Messrs. Holz and Falbo) are paid a quarterly retainer of $1,562.50 and $1,562.50 for each regular quarterly Board meeting attended. During 2000, the Board held four regular quarterly Board meetings and three special Board meetings for a total of seven meetings held during the year. Each of the directors attended at least 75% of the aggregate of
(a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by all committees of the Board on which the director served during 2000.

         Directors of the Company are also eligible to receive stock options pursuant to the Company's 1998 Stock Incentive Plan, as amended (the "1998 Plan").

         Agreements with Directors.

         Deferred Compensation Agreement. SFBNA has a Deferred Compensation Agreement dated December 9, 1980 with Jerome J. Holz pursuant to which SFBNA is obligated to pay Mr. Holz $1,000 per month for 120 months following termination of his employment. Payments will commence upon Mr. Holz's voluntary termination, his involuntary termination for reasons other than cause (as defined in the agreement), or upon his death or permanent disability. In the event that Mr. Holz dies before receiving all payments, the balance of the payments will be made to Mr. Holz's designated beneficiary or heirs. SFBNA's obligations under this agreement are insured.

         Executive Employment and Consulting Agreement. The Company has an Executive Employment and Consulting Agreement with Mr. Holz, pursuant to which the Company will pay Mr. Holz annual compensation of $100,000 per year for each year (or portion thereof) that Mr. Holz serves as Chairman of the Board of the Company; provided that Mr. Holz shall not continue to serve as Chairman of the Board after December 31, 2004. Under the agreement, Mr. Holz will serve as a consultant to the Company for life beginning January 1, 2000, and the Company will pay Mr. Holz an annual consulting payment of $225,000 (subject to downward adjustment) and provide supplemental Medicare insurance coverage and prescription medication coverage for each year during such consulting period. The agreement also provides that in the event of a change in control of the Company, Mr. Holz shall receive one lump sum payment equal to the then present value of the remaining consulting compensation for the remainder of Mr. Holz's then actuarial life expectancy. The agreement uses the same definition of a "change of control" as the transition agreements described under "Compensation of Executive Officers - Agreements with Named Executive Officers."

         Compensation of Executive Officers.

         Summary Compensation Information. The table on the following page sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the other executive officers of the Company and SFBNA whose total salaries and bonuses exceeded $100,000 in 2000, as well as the respective compensation paid to each individual during the 1998 and 1999 fiscal years. The persons named in the table are sometimes referred to herein as the "Named Executive Officers."

                                                      Summary Compensation Table
                                -------------------------------- --------------------- ------------------------------------------

                                            Annual                    Long Term                 All Other Compensation
                                         Compensation                Compensation

  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------
                                                                                                         Money      Supplemental
                                                                              Stock                     Purchase      Executive
                                                                 Restricted  Options       ESOP       Pension Plan    Retirement
                                          Salary       Bonus       Stock     Granted    Contribution  Contributions      Plan
  Name and Principal Position    Year      ($)       ($) (1,2)    ($) (5)   (# Shares)       ($)            ($)           ($)
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------
  Michael J. Falbo               2000    375,000       40,000       -0-        -0-        4,623          9,800         43,800
    President and CEO - SFSC     1999    340,000      160,000       -0-        -0-        7,994          9,200         39,000
                                 1998    310,000      145,000       -0-        -0-        9,495          9,200         33,840
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------

  John B. Beckwith               2000    145,000      25,000        -0-        -0-        4,623          9,800         3,000
    President - SFBNA            1999    137,600      50,000        -0-        -0-        7,994          9,200         2,640
  Metro Milwaukee Market         1998    128,000      45,000        -0-        -0-        9,484          9,200          -0-
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------

  Philip F. Hudson (3)           2000    156,000      17,500        -0-        -0-        4,623          9,800          -0-
    Senior Vice President-SFSC   1999    146,000      35,000        -0-        -0-        7,994          9,200          -0-
                                 1998    146,000      30,000        -0-        -0-        9,484          9,200          -0-
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------

  Michael A. Reindl              2000    113,000      15,000        -0-        -0-        3,922          8,180          -0-
    Senior Vice President and    1999    103,000      30,000        -0-        -0-        6,395          7,280          -0-
      Treasurer - SFSC           1998     93,000      25,000        -0-        -0-        6,818          6,500          -0-
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------

  Daniel L. Westrope (4)         2000    160,000      10,000        -0-        -0-        4,623          9,800         1,536
    President - SFBNA Tri-       1999    140,000      20,000      12,600      1,250       3,498          3,800          -0-
    County Market                1998    109,375        -0-         -0-        -0-         -0-            -0-           -0-
  ----------------------------- ------- ----------- ------------ ---------- ---------- ------------- -------------- -------------

(1)  Certain personal benefits provided by the Company and its subsidiaries to the Named Executive Officers are not included in the table. The aggregate amount of such personal benefits for each Named Executive Officer in each year reflected in the table did not exceed the lesser of $50,000 or 10% of the sum of such officer's salary and bonus in each respective year.
(2)  The amount represents the bonus earned in the respective year but paid in the following year.
(3)  Mr. Hudson retired on December 31, 2000.
(4)  Mr. Westrope joined the Company in February, 1998. The amounts presented for 1998 represent the compensation from his date of hire to December 31, 1998.
(5)  On November 30, 1999, 1,500 shares of restricted stock were granted to Mr. Westrope. Contingent upon his continued employment with the Company, Mr. Westrope's shares of Restricted Stock will vest according to the following schedule - 450 shares on
     November 30, 2002, 450 shares on November 30, 2004, and 600 shares on November 30, 2006.

         1998 Stock Incentive Plan. The Company has in effect the 1998 Stock Incentive Plan pursuant to which options to purchase Common Stock may be granted to officers and other key employees of the Company and its subsidiaries. The following table summarizes options exercised during 2000 and presents the value of unexercised options held by the Named Executive Officers at December 31, 2000. No Named Executive Officers were granted options during the year ended December 31, 2000.

                      Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                                       Number of
                                                                                       Securities               Value of
                                                                                       Underlying              Unexercised
                                                                                       Unexercised             In-the-Money
                                                                                     Options at Fiscal         Options at
                                     Shares Acquired on             Value                 Year                 Fiscal Year
Name                                    Exercise (#)            Realized (1)           End (#) (2)             End ($) (2) (3)
----                                    ------------            ------------         -----------------         ---------------
Michael J. Falbo                            3,370                  $19,563                  -0-                     (3)
John B. Beckwith                             -0-                     -0-                    -0-                     (3)
Philip F. Hudson                             -0-                     -0-                    -0-                     (3)
Michael A. Reindl                            -0-                     -0-                    -0-                     (3)
Daniel L. Westrope                           -0-                     -0-                   1,250                    (3)
----------------------
(1)  Values are calculated by subtracting the exercise price from the fair market value of the stock on the date of exercise.
(2)  All options were exercisable at December 31, 2000.
(3)  Not applicable. The fair market value of the underlying Common Stock at the fiscal year-end was less than the exercise price of the options.

         Agreements With Named Executive Officers.

         Supplemental Executive Retirement Plan. The Company maintains a Supplemental Executive Retirement Plan ("Supplemental Plan") to supplement the benefits received by Messrs. Falbo, Beckwith, and Westrope under the Company's qualified retirement plans. Messrs. Falbo, Beckwith, and Westrope have participated in the Supplemental Plan since 1994, 1999, and 2000, respectively. Due to restrictions imposed by the Internal Revenue Service, SFSC cannot contribute the same percentage of compensation on behalf of Messrs. Falbo, Beckwith, and Westrope that it can contribute on behalf of other employees. As a result, SFSC makes a limited contribution to its qualified retirement plans on Messrs. Falbo, Beckwith, and Westrope's behalf. Their right to participate in the Supplemental Plan ceases at the earlier of their termination of employment or the date the Supplemental Plan is terminated by SFSC.

         Pursuant to the Supplemental Plan, SFSC credits an amount on behalf of Messrs. Falbo, Beckwith, and Westrope an amount equal to 12% of their compensation in excess of the compensation limits stated under the Code section 401(a)(17) for that year. Interest on the contributions made to Messrs. Falbo, Beckwith, and Westrope's accounts is credited annually at a rate equal to the annual interest earnings for the Pension Plan.

         Benefits under the Supplemental Plan will begin to be made to Messrs. Falbo, Beckwith, and Westrope at the termination of their employment or retirement. The form in which benefits are paid to Messrs. Falbo, Beckwith, and Westrope is determined by their age at the time of their termination or retirement. If Messrs. Falbo, Beckwith, and Westrope's employment terminates on or after the date they attain age 65, benefits will be paid beginning the month following their termination or retirement and monthly thereafter until the final payment is made in the month they attain age 80. If Messrs. Falbo, Beckwith, and Westrope terminate employment on or after age 55, but before age 65, SFSC will begin paying Messrs. Falbo's, Beckwith's and Westrope's accumulated benefits in monthly installments beginning the first month following their termination and monthly thereafter until the final payment is made in the month they attain age
65. If Messrs. Falbo, Beckwith, and Westrope die after termination but before receipt of all benefits under the plan, the remaining benefits will be paid in installments to their spouse over the remaining term of the plan, as applicable. In the event Messrs. Falbo, Beckwith, and Westrope die without a spouse or their widow dies before completion of the installment payments, the unpaid benefits will be paid to their or, if applicable, their widow's estate in a lump sum. If Messrs. Falbo, Beckwith, and Westrope terminate employment prior to age 55, SFSC will pay the amount credited on their behalf under the plan as a lump sum. Messrs. Falbo's, Beckwith's and Westrope's benefits under the Supplemental Plan will be fully and completely forfeited in the event they are terminated for cause.

         If Messrs. Falbo, Beckwith, and Westrope die before age 65 and before beginning to receive benefits under the Supplemental Plan, their surviving spouse, or if there is no surviving spouse, their estate, shall be entitled to a lump sum benefit equal to the greater of One Million Dollars ($1,000,000), Five Hundred Thousand Dollars ($500,000), and Three Hundred Thousand Dollars ($300,000), respectively, or the amount credited on Messrs. Falbo, Beckwith, and Westrope's behalf under the Supplemental Plan, whichever is greater. The Company's obligations under this plan are insured.

         Transition Agreements. The Company has entered into transition agreements with Messrs. Falbo, Beckwith, Reindl, and Westrope, and certain other key executives, which become effective upon a change of control of the Company. The transition agreements provide that, in the event of termination of such individual's employment with the Company for any reason (other than death) within three years (two years in the case of Mr. Westrope and Mr. Beckwith) after a change of control of the Company or (in the case of Messrs. Falbo, Reindl and Westrope) termination of employment by the individual within 60 days after the first anniversary of a change in control of the Company, such individual will receive a cash payment in an amount equal to the product of the sum of (i) the individual's highest annual base salary during the twelve-month period preceding termination, (ii) the highest annual bonus paid during the three-year period preceding termination and (iii) the Company's annual contribution to deferred compensation and pension plans for the year out of the three years prior to termination in which the Company's contribution was the highest, multiplied by the number of years or fraction thereof remaining in the employment period under the agreements. Such individuals will also receive continued medical benefits, life insurance, welfare benefits and outplacement services until the earlier of end of the employment period remaining under the agreements or such time as the individual has obtained new employment. The contracts state that if any of the payments to the employees are considered "excess parachute payments" as defined in Section 280G of the Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up. The agreements also provide the foregoing benefits in connection with certain terminations, which are effected in anticipation of a change in control.

         A "change of control" for purposes of the transition agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 25% or more of the Common Stock or combined voting power of the Company's voting securities, or (iii) the Company's shareholders approve a merger, consolidation or share exchange involving the Company, the sale of substantially all of the

Company's assets or the liquidation or dissolution of the Company, unless in the case of a merger, consolidation or share exchange either (a) the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continue to represent at least 50% of the voting securities of the surviving entity or (b) the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continue to represent at least 25% of the voting securities of the surviving entity and continuing directors constitute at least a majority of the directors serving on the board of directors of the survivor entity. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

         Board of Directors Report on Executive Compensation. The Compensation Committee, which consists of all of the members of the Company's Board of Directors, is responsible for all aspects of the compensation package offered to the executive officers of the Company and SFBNA, other than the awards under the Company's equity-based incentive compensation plans, which are determined by the Company's Stock Option Committee. The Compensation Committee meets annually to consider the executive officers' compensation levels and bonus awards. Any director who is also an executive officer of the Company (Mr. Falbo) does not participate in discussions regarding his respective compensation. The following is a joint report of the Compensation Committee and the Stock Option Committee.

         The Company's executive compensation policies are intended to attract and retain competent management with a balance of short and long term considerations and to provide incentives to individuals based upon the Company's financial performance, growth, and the attainment of certain goals. The Board of Directors believes this compensation philosophy is critical to the Company's long-term success.

         The compensation package offered to the executive officers of the Company and SFBNA consists of a mix of salary, incentive bonus awards, awards of stock options and awards of restricted stock, as well as benefits under several employee benefit plans offered by the Company to all employees meeting certain eligibility requirements as defined by each respective employee benefit plan. The additional employee benefit plans include the Pension Plan, ESOP, the Company's 401(k) Plan (the "401(k) Plan"), and medical/dental insurance coverage.

         In setting and adjusting the executive salaries, including the salaries of the Chief Executive Officer and the Named Executive Officers, it is the policy of the Compensation Committee to review the base salaries paid or proposed to be paid by the Company and SFBNA with the salaries offered by financial institutions that are comparable in size to the Company or SFBNA. To determine the specific salary range for each executive officer, including the Chief Executive Officer, the Company utilizes formal financial surveys available from independent banking associations and consulting organizations which detail salary ranges for each applicable executive officer position in banks of comparable asset size. This comparison group, since it includes non-public entities, is not identical to the peer group of companies referred to in the section titled "Performance Information."

         In addition to base salary, the Compensation Committee seeks to provide a substantial portion of each executive officer's total compensation through bonus incentives which provide awards based on or tied to the performance of the Company and SFBNA and the applicable executive officers'contribution thereto. The purpose of these bonus incentives is to more closely align executive compensation to the annual and long-term financial performance of the Company and SFBNA and to reward key employees for the achievement of certain goals.

         Collectively, the Compensation Committee reviews the comparable statistical salary information for the Chief Executive Officer to determine the compensation levels and bonuses for this executive officer position. Mr. Falbo is excluded from the discussions pertaining to his salary and bonus. For the remaining executive officers of the Company and SFBNA, the Chief Executive Officer reviews the comparable statistical salary information for each applicable position and makes specific recommendations for salary adjustments and bonus awards to the Compensation Committee for its approval. Each of these recommendations for 2000 were approved by the Compensation Committee as presented.

         The Compensation Committee considered the following factors in making its executive compensation decisions, including recommended salary increases and bonus awards, for 2000: (1) the Company's short-term and long-term financial performance (including an evaluation of the Company's net income, earnings per share, increases in loans and deposits, return on average assets, return on average equity, market performance of the Common Stock, and growth, both internally and through acquisitions); (2) in regards to each individual executive officer, the financial performance of the particular area of the Company for which the applicable officer is responsible, including whether or not that area of the Company achieved its performance objectives in 2000; (3) an evaluation of the executive's overall job performance; (4) the compensation levels of executive officers in similar positions with similar companies; (5) the executive's length of service with the Company; and (6) other information (such as cost of living increases) and subjective factors which the Company deems appropriate in the case of a particular executive. The Compensation Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to an individual executive officer. The Compensation Committee determines the base salary and bonus of the Chief Executive Officer based on their review of similar competitive compensation data and performance related criteria.

         The executive compensation package of the Company and SFBNA also includes stock option grants. Options granted under the 1998 Plan have a per share exercise price of 100% of the fair market value of a share of Common Stock on the date of grant, and, accordingly, the value of the option will be dependent upon the future market value of the Common Stock. The granting of options under the 1998 Plan is administered by the Stock Option Committee, which recommends awards to the Compensation Committee. It is the policy of the Compensation Committee that options should provide a long-term incentive and align the interest of management with the interest of the Company's shareholders. During 2000, no stock options were granted to the Named Executive Officers.

         In addition to stock option awards, awards of restricted stock may also be made under the 1998 Plan. Awards of restricted stock are based upon the same factors as those described above and generally vest over a seven-year period from the date of award. Similar to stock options, awards of restricted stock serve to provide long-term incentive for recipients and tie compensation to Company and SFBNA performance as reflected in the market price of the Common Stock. Grants of restricted stock are made on a highly selective basis to executive officers. From time to time, current executives may receive grants of restricted stock to recognize corporate successes and individual contributions. The Stock Option Committee decides appropriate award amounts based on the circumstances of the situation. During 2000, no restricted stock was granted to the Named Executive Officers.

         Under Section 162(m) of the Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain executive officers unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Compensation Committee and the Stock Option Committee currently intend to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) of the Code.

State Financial Services Corporation        State Financial Services Corporation
Compensation Committee                      Stock Option Committee
Michael J. Falbo Richard A. Horn            Richard A. Horn (Chairman)
Jerome J. Holz   Ulice Payne, Jr.(Chairman) Barbara E. Weis     David M. Stamm
Barbara E. Weis  David M. Stamm             Ulice Payne, Jr.    Thomas S. Rakow
                 Thomas S. Rakow

         Compensation Committee Interlocks and Insider Participation. The Compensation Committee consists of all of the members of the Board of Directors. As indicated above, Michael J. Falbo is President and Chief Executive Officer of the Company. Mr. Falbo does not participate in the Compensation Committee's discussions regarding the determination of his respective salary or bonus award. Mr. Payne is a partner in the law firm of Foley & Lardner, Milwaukee, Wisconsin, which has served as legal counsel to the Company since February, 1999.

         Report of the Audit Committee

         The Audit Committee of the Board of Directors is composed of three independent directors, each of whom is independent as defined in the Nasdaq Stock Market's listing standards. The Committee operates under a written charter adopted by the Board, which is attached to this proxy statement as Appendix A. The Committee recommends to the Board the selection of the Company's independent auditors.

         The Company's management ("management") is responsible for the Company's internal controls and the financial reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

         The Company's independent auditors have provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee considered whether the independent auditors provision of non-audit services is compatible with maintaining the independent auditors independence. The fees to the independent auditors for 2000 were as follows:

         Audit Fees                            $ 120,000
         Audit Related Fees                      109,400
         All Other Fees                          109,885

         The audit related fees include the audit of the Company's benefit plans and accounting consultations. All other fees include fees for the review of tax returns and other tax services.

         The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls and overall quality of the Company's financial reporting.

         Based on the Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

         State Financial Services Corporation Audit Committee

          Richard A. Horn        Thomas S. Rakow      David M. Stamm (Chairman)

         Performance Graph. The following graph shows the cumulative total return on the Company's Common Stock compared to the returns of the Nasdaq Stock Market Index for U.S. Companies and the Nasdaq Bank Stock Index. The values in the graph show the relative performance of a $100 investment made on December 31, 1995 in the Common Stock and in each of the indices. The total return information presented in the graph assumes the reinvestment of dividends.

                                 [Chart Omitted]

                      1995      1996      1997      1998      1999      2000
--------------------------------------------------------------------------------
Nasdaq Stock Market $100.00   $123.04   $150.69   $212.51   $394.92   $237.62
--------------------------------------------------------------------------------
Nasdaq Bank Index   $100.00   $132.04   $221.06   $219.64   $211.14   $241.08
--------------------------------------------------------------------------------
SFSW                $100.00   $142.49   $233.88   $165.60   $134.38    $99.88
--------------------------------------------------------------------------------

Security Ownership of Management and Certain Beneficial Owners

         Directors and Executive Officers. The following table sets forth, as of March 16, 2001, for the director-nominees, directors continuing in office, the Named Executive Officers, and all directors and executive officers as a group, the number of shares of Common Stock, stock options, and shares of restricted stock beneficially owned and the percentage of such shares to the total number of shares outstanding. Except as indicated in the footnotes, all of the persons listed below have sole voting and investment power over the shares of Common Stock identified as beneficially owned.

                                                               Subject to                                     Percent of
                                               Directly or        Stock        Restricted                       Shares
Name                                         Indirectly (1)    Options (2)     Stock (3)        Total       Outstanding(4)
----                                         --------------    -----------     ---------        -----       --------------
Jerome J. Holz (5)                                   813,915            -0-             -0-      813,915        10.2%
Michael J. Falbo (7)                                  96,930            -0-             -0-       96,930         1.2
Thomas S. Rakow (6)                                   75,235         32,032             -0-      107,267         1.3
Richard A. Horn (12)                                  76,600          1,037             -0-       77,637         1.0
Barbara E. Weis (8,12)                                64,896          3,369             -0-       68,265          *
Michael A. Reindl (11)                                30,357            -0-             -0-       30,357          *
David M. Stamm (12)                                   23,447            -0-             -0-       23,447          *
John B. Beckwith (9)                                  20,497            -0-             -0-       20,497          *
Philip F. Hudson (10)                                 19,759            -0-             -0-       19,759          *
Daniel L. Westrope                                     2,340          1,250           1,500        5,090          *
Ulice Payne, Jr. (12)                                    250            -0-             -0-          250          *
All Directors and Executive Officers
  as a group (17 persons) including
  the above-named individuals (12)                 1,602,499         37,999           1,920    1,642,418        20.5%
---------------------------
*An asterisk denotes less than 1% ownership.

(1)  Includes shares owned directly by each individual and the group, as well as shares owned indirectly (for example as trustee of a trust) and it also includes, for those individuals who were Participants in the ESOP and the Company's
     401(k) Plan, that number of shares of Common Stock allocated to such individual's ESOP and 401(k) Plan accounts as of March 16, 2001, over which such individual has voting rights under the provisions of the ESOP and the 401(k)
     Plan.
(2)  Includes shares subject to stock options that are currently exercisable or exercisable within 60 days of March 16,
     2001.
(3)  Held by the Secretary of SFSC on behalf of the above-named individuals as participants in the 1998 Plan.
(4)  Assumes, for each individual owning options and for the group, the exercise of that number of options which are currently exercisable or which will become exercisable within 60 days of March 16, 2001.
(5)  Mr. Holz owns 772,516 shares in his own name. Ownership of 29,868 shares are held by a trust established by Mr.
     Holz under which Mr. Holz's grandchildren are the beneficiaries. This total also includes 11,531 shares allocated to Mr. Holz under the ESOP.
(6)  Mr. Rakow owns 12,812 shares in his own name, and his spouse owns 13,142 shares in her own name. Ownership of
     15,043 shares is held by a trust established by Mr. Rakow as trustee for the Susan R. Rakow Grandchild Trust. Rakow
     Enterprises, Inc., a corporation controlled by Mr. Rakow, owns 11,425 shares, and 16,726 shares are held for the benefit of Mr. Rakow by the 401(k) Plan established by this corporation. This total also includes 6,087 shares owned by the IHC Group Foundation. Mr. Rakow is a Trustee of this Foundation and may be deemed to have beneficial ownership of these shares since he may exercise "voting" and "investment power" over these shares in his capacity as a Trustee. Mr. Rakow disclaims beneficial ownership of these 6,087 shares. The shares subject to options reported for Mr. Rakow represent the amount of options awarded to Mr. Rakow under the former Home Bancorp of
     Elgin's Stock Option Plan adjusted for the 0.914 exchange ratio used in the merger between the Company and Home
     Bancorp.
(7)  Mr. Falbo owns 61,564 shares in his own name, his spouse owns 518 shares in her own name, and his two children own a total of 412 shares in their own names. The total also includes 14,748 shares allocated to Mr. Falbo under the
     ESOP and 19,140 shares allocated to Mr. Falbo under the 401(k) Plan.
(8)  Mrs. Weis owns 63,211 shares in her own name, her spouse owns 59 shares in his own name, and Mrs. Weis owns 1,625 shares in her name for the benefit of her two children.
(9)  Mr. Beckwith owns 12,971 shares in his own name and his spouse owns 51 in her own name. The total also includes
     6,927 shares allocated to Mr. Beckwith under the ESOP.
(10) Mr. Hudson owns 10,640 shares in his own name and his spouse owns 1,841 shares in her own name. The total also includes 6,730 shares allocated to Mr. Hudson under the ESOP.
(11) Mr. Reindl owns 9,281 shares in his own name and his spouse owns 2,862 shares in her own name and his two children own 200 shares in their own names. The total also includes 5,728 shares allocated to Mr. Reindl under the ESOP and
     11,821 shares allocated to Mr. Reindl under the 401(k) Plan.
(12) Messrs. Horn, Payne and Stamm, and Mrs. Weis are members of the Administrative Board of the ESOP ("ESOP Board"). As
     of March 16, 2001, 537,521 shares were held for the ESOP by the independent ESOP trustee. At March 16, 2001,
     188,337 shares had been allocated to ESOP participants' accounts and 349,184 shares remained unallocated. The ESOP provides that the independent ESOP trustee must vote shares allocated to a participant's account in accordance with the direction of the participant. The ESOP Board directs voting by the independent Trustee, and may also direct the disposition of unallocated shares. The ESOP Board does not have the power to vote or direct the vote, or to dispose of or direct the disposition of, shares which have been allocated to a participant's account. To avoid duplication, the individual totals reported in the above table for Messrs. Horn, Payne, and Stamm, and Mrs. Weis do not reflect the 349,184 unallocated shares of which they are deemed to share beneficial ownership as members of the ESOP Board;
     however, the total for all directors and executive officers as a group does include the 349,184 unallocated shares.

         Beneficial Owners. The only person known to SFSC to beneficially own more than 5% of the outstanding shares of Common Stock as of March 16, 2001, is the following:
                                                 Number of       Percent of
Name and Business Address                         Shares            Class

Jerome J. Holz (1)                                813,915           10.2%
  10708 West Janesville Road
  Hales Corners, WI  53130
 ----------------------------
(1) Mr. Holz owns 772,516 shares in his own name. Ownership of 29,868 shares are held by a trust established by Mr. Holz under which Mr. Holz's grandchildren are the beneficiaries. This total also includes 11,531 shares allocated to Mr. Holz under the ESOP.

         Certain Transactions and Other Relationships with Management and Principal Shareholders.

         Indebtedness of Management. Some of the executive officers and directors of SFSC are, and have been during the preceding three fiscal years, customers of SFBNA, and some of the officers and directors of SFBNA are direct or indirect owners of 10% or more of corporations which are, or have been in the past, customers of SFBNA. As such customers, they have had transactions in the ordinary course of business (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of SFSC, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features to the Company. At December 31, 2000, SFBNA had $5.3 million in loans and commitments outstanding to the directors and executive officers of SFSC, which amount represented 5.0% of total shareholders' equity at that date. A substantial portion of these outstanding loans were commercial loans from SFBNA to George Webb Corporation, of which David M. Stamm, a director of SFSC, is President, and commercial loans from SFBNA to Rakow Enterprises, Inc., of which Thomas S. Rakow, a director of SFSC, is President.

         Edgewood Plaza. SFBNA leases approximately 4,100 square feet of interior floor space and exterior space and amenities necessary to provide drive-in and automated teller machine facilities at Edgewood Plaza, an office building located at 4811 South 76th Street, Greenfield, Wisconsin, pursuant to the terms of a lease agreement dated December 20, 1982, and amended June 14, 1993, between SFBNA and Edgewood Plaza Joint Venture. Edgewood Plaza Joint Venture is a Wisconsin general partnership that includes as partners Jerome J. Holz and Richard A. Horn who are directors of SFSC. The term of the lease will end December 27, 2007. The rent includes a base rent of approximately $68,000 per year on the interior square footage and approximately $38,000 per year on the exterior space and amenities for a total annual base rent of approximately $106,000, plus additional rent equal to increases in operating expenses over those incurred during the base year of 1983. The terms of the foregoing arrangement were negotiated between the Company and Edgewood Plaza on an arms-length basis. On that basis, the Company believes the terms are no less favorable to the Company than that which could be obtained from an unaffiliated third party.

         Other Relationships. Ulice Payne, Jr., a director of the Company, is a partner of the law firm of Foley & Lardner, which serves as legal counsel to the Company in a variety of corporate and employee benefits matters. Thomas M. Rakow, a director of the Company, is the President of IHC Group, Inc. which is serving as general contractor in the construction of SFBNA's new Elgin, Illinois branch office location scheduled to open in Spring, 2001. The Company has contracted to pay IHC Group, Inc. $348,000 for its services as general contractor for the construction of the new Elgin branch facility. As of February 15, 2001, the Company has paid IHC Group, Inc. $239,000 for its services rendered in this capacity. The terms of the foregoing arrangement were negotiated between the Company and IHC Group, Inc. on an arms-length basis. On that basis, the Company believes the terms are no less favorable to the Company than that which could be obtained from an unaffiliated third party.

PROPOSAL NO. 2 - SHAREHOLDER PROPOSAL

         The following proposal has been submitted for inclusion in this Proxy
Statement:

         Mr. Ronald L. Carlson, 2145 Hidden Valley Drive, Naperville, Illinois 60565, who states that he is the beneficial owner of 18,802 shares of Company stock, has notified the Company that he intends to present a resolution for action by shareholders at the Meeting. The text of the resolution and supporting statement, as presented to the Company, are as follows:

         Resolution.

         RESOLVED, that the stockholders of the Company, believing that the value of their investment in the Company can best be maximized through the sale or merger of the Company, hereby request that the Board of Directors promptly proceed to effect such a sale or merger by (i) retaining a leading qualified investment banking firm for the specific purpose of soliciting offers to acquire the Company by sale or merger and (ii) establishing a committee of the Board of Directors consisting of all directors, who are not current or former officers or employees of the Company or related by blood or marriage to a current or former officer or employee of the Company, to consider and recommend to the full Board of Directors for approval the best available offer to acquire the Company by sale or merger.

         Proponent's Supporting Statement

         This Resolution and Supporting Statement were written with the facts available to this writer (Ronald L. Carlson) as of October 31, 2000. Results of the Company's fiscal year will not be available until 2001.

         State Financial Services Corporation ("SFSC") has been a bank holding company headquartered in Hales Corners, WI since its incorporation in 1984. On June 1, 1998, prior to SFSC announcing the acquisition of Home Bancorp of Elgin, Inc. ("Home"), the stock closed at $24.50. On December 15, 1998, at the completion of the Home acquisition, the stock closed at $15.38. On January 15, 1999, near the announcement of the acquisition of First Waukegan Corporation ("Waukegan"), the stock closed at $14.50. On June 23, 1999, at the completion of the Waukegan acquisition, the stock closed at $15.50. In the sixteen months since, SFSC's stock has fallen to $8.69, a decline of 65% from the Home announcement, 44% from the Home closing and 44% from the Waukegan closing. During the same time, the S&P 500 rose 23% and 7% from December 15, 1998 and June 23, 1999, respectively. The NASDAQ Bank Index was unchanged and fell 4% from December 15, 1998 and June 23, 1999, respectively. The stock of SFSC has significantly under-performed its peer group and the broad market averages. During this period of decline, SFSC has kept its quarterly dividend unchanged, has reported inconsistent and deteriorating earnings and margins, and has attempted to support the price of the stock by completing stock repurchases. Despite the efforts of management, the stock has languished with no apparent hope for significant recovery of shareholder value. The Board and management has had plenty of time to redirect the efforts of the organization to enhance shareholder value. It is clearly time for a change. A No vote for this proposal is a vote for the status quo. A Yes vote for this proposal is a vote to maximize shareholder value and move forward. I urge you to consider voting Yes for this proposal.

         Statement of the Board of Directors Against the Proposal

         The Board of Directors believes that the proposal described above would not be in the best interests of the Company or its shareholders and recommends a vote AGAINST the proposal.

         The Board of Directors has reviewed and will continue to review on a regular basis strategic alternatives and opportunities available to it, including the possible sale or merger of the Company, and remains committed to enhancing long-term shareholder value. The Company's management and the Board of Directors have been engaged in long-range strategic planning over many years and have retained consultants (including nationally recognized investment banking firms) whenever they have determined that such advice was appropriate. The members of the Board of Directors, who in the aggregate beneficially own approximately 13.6% of the Company's outstanding stock, continue to believe that the Company has significant long-term value as an independent company.

         Over the last several years, the Board of Directors and the Company's management have worked to enhance shareholder value through internal growth, restructuring, acquisitions and the implementation of other strategic business plans. To this end, the Company has effected a number of actions designed to achieve corporate growth and increase profitability and, thereby, enhance shareholder value. Through these actions, the Company has expanded its community banking network and added complementary financial services such as insurance, asset management, and trust services to its product offering. As detailed below, these strategic initiatives have begun to affect positively the Company's operating performance. The Company's recent actions include the following:

                  o In December 1998, the Company acquired Home Bancorp of Elgin, Inc. and its subsidiary bank, Home Federal Savings and Loan Association of Elgin, with its five branch locations and approximately $397 million in assets. This expanded the Company's reach into this fast-growing Illinois market.

                  o In June 1999, the Company acquired First Waukegan Corporation, the parent holding company of Bank of Northern Illinois, N.A. with its five branch locations and approximately $212 million in assets. This acquisition further expanded the Company's presence in Illinois.

                  o In October 2000, the Company restructured its operations by consolidating its five bank and thrift charters into one nationally chartered bank under the name State Financial Bank, National Association. This consolidation is expected to provide operating efficiencies in areas such as data processing, loan and deposit operations, staffing, marketing and regulatory compliance.

                  o To further realign its balance sheet, the Company in 2000 sold approximately $130 million in fixed-rate mortgage loans and investment securities acquired in recent acquisitions that had yields below market rates. The proceeds were subsequently reinvested in adjustable market-rate securities.

         The Company's financial results for the three-month period ended December 31, 2000 provide evidence of the viability of the Company's strategy. As the Company recently reported, operating income for the fourth quarter of 2000 was $1.6 million, an increase of 11.3% from $1.4 million a year ago. In addition, operating income per share for the fourth quarter of 2000 increased 23.5% over the same period last year.

         Based on the Company's long-term strategic plan and the current trend in the Company's operating performance, the Board of Directors believes that efforts aimed at forcing a sale of the Company at this time are not in the best interests of the Company and its shareholders and that such efforts could seriously prejudice shareholders' financial interests. While the Board of Directors recognizes that the proposal only requests certain action by the Board of Directors and does not obligate the Board to take action, the Board believes an announcement that the proposal has been adopted would damage the Company's long-term relationships with its customers and employees. The Board of Directors also believes this would adversely impact the Company's ability to effectively compete in the short and long term, resulting in a possible decline in revenues, profits and, in turn, shareholder value.

         For the foregoing reasons, the Board of Directors recommends a vote AGAINST the proposal.

         Vote Required.

         The affirmative vote of a majority of the votes represented and voted at the Annual Meeting (assuming a quorum is present) is required to approve the shareholder proposal described above. Any shares not voted at the Annual Meeting (whether by broker non-votes or otherwise, except abstentions), will have no impact on the vote. Shares as to which holders abstain from voting will be treated as votes against the proposal. Shares represented at the Meeting by executed but unmarked proxies will be voted against approval of the proposal. The proposal is non-binding on the Board of Directors, even if it is approved by the shareholders.

PROPOSAL NO. 3.  OTHER MATTERS

         The matters referred to in the foregoing Notice of Meeting and Proxy Statement are, as far as the Board of Directors knows, the only matters which will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the Proxyholders named in the accompanying proxy will vote on them in accordance with their best judgement exercising the authority conferred thereby.

MISCELLANEOUS

         Independent Auditors. Ernst & Young LLP acted as independent auditors for the Company in the fiscal year ended December 31, 2000 and it is anticipated that such firm will be similarly appointed to act for the fiscal year ending December 31, 2001. A representative of Ernst & Young LLP is expected to be at the Meeting and will have the opportunity to make a statement if he so desires. Such representative is also expected to be available to respond to appropriate questions.

         Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Exchange Act"), the Company's directors and executive officers, and any persons holding greater than 10% of the Company's outstanding Common Stock are required to report to the Securities and Exchange Commission their initial ownership of the Common Stock (including stock options) and subsequent changes thereto. Specific due dates have been established for the filing of these reports with the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any failure in 2000 to file such reports by the specific due dates. Based solely on its review of the copies of such forms received by it, or written representations from certain persons that no such forms were required for those persons, the Company believes that during the year ended December 31, 2000, all of its officers and directors complied with the filing requirements of Section 16 (a) of the Exchange Act, except for one filing relating to an open market purchase of shares by an officer of SFBNA, John B. Beckwith. Mr. Beckwith promptly made the required filing upon discovery of the oversight.


                                        By Order of the Board of Directors

                                        /s/ Michael J. Falbo
                                        MICHAEL J. FALBO
                                        President and Chief Executive Officer

March 23, 2001

                      STATE FINANCIAL SERVICES CORPORATION
                             AUDIT COMMITTEE CHARTER
                              Adopted June 12, 2000
Organization
This charter governs the operations of the Audit Committee of State Financial Services Corporation (the "Committee"). The Committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The Committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and State Financial Services Corporation ("the Company"). Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy
-------------------
The Committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditor(s) and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes
------------------------------
The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

o The Committee shall discuss with the internal auditor(s) and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditor(s), and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the internal auditor(s) and the independent auditors, with and without management present, to discuss the results of their examinations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purpose of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

REVOCABLE PROXY          STATE FINANCIAL SERVICES CORPORATION       COMMON STOCK
                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 2, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF STATE FINANCIAL SERVICES CORPORATION FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2001, AND AT ANY ADJOURNMENT THEREOF.

The undersigned having received the Notice of Meeting and Proxy Statement dated March 23, 2001 (the "Proxy Statement"), relating to the Annual Meeting of the Shareholders of State Financial Services Corporation (the "Company"), hereby appoints Richard A. Horn, Thomas S. Rakow, and David M. Stamm, and each of them (hereinafter "Proxyholders"), as Proxy with power of substitution, hereby revoking any previous proxies, to represent and to vote on behalf of the undersigned all of the shares of Common Stock of the Company held of record by the undersigned as of March 16, 2001 at the Annual Meeting of Shareholders of the Company to be held on May 2, 2001, and at any adjournment thereof, in accordance with the following instruction

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF THE TWO DIRECTOR NOMINEES, AGAINST THE SHAREHOLDER PROPOSAL, AND UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING IN THE DISCRETION OF THE PROXYHOLDERS APPOINTED HEREIN. THIS PROXY MAY BE REVOKED AT ANY TIME BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN NOTICE OF REVOCATION, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.





             * DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED *


               STATE FINANCIAL SERVICES CORPORATION ANNUAL MEETING
                                   MAY 2, 2001

1.  ELECTION OF DIRECTORS:                    1 - Michael J. Falbo
(term expiring at the 2004 annual meeting)    2 - Ulice Payne, Jr.
                                                                      |_| FOR all nominees            |_|  WITHHOLD AUTHORITY
                                                                          listed to the left (except       to vote for all nominees
                                                                          as specified below).             listed to the left.

 (Instructions:  To withhold authority to vote for any indicated nominee,   ------------------------------------------------------
   write the number(s) of the nominee(s) in the box provided to the right).
                                                                            ------------------------------------------------------


2. Approval of the Shareholder Proposal requesting that the Board of Directors      |_| FOR    |_| AGAINST     |_|  ABSTAIN
   take steps to effect a sale or merger of the Company.


3. In their discretion, the proxies may vote upon such other business as may properly come before the meeting.


                                         Date                                                       No. Of Shares
                                              ----------------------------
Check appropriate box
Indicate changes below:

Address Change?              |_|      Name Change?              |_|

                                                                               --------------------------------------------------


                                                                               --------------------------------------------------
                                                                               Signature(s) In Box
                                                                               Please sign exactly as name appears hereon. If signed
                                                                               as attorney, executor, personal representative,
                                                                               administrator, trustee or guardian, please give full
                                                                               title as such. If shares are held in two or more
                                                                               names, all persons so named must sign. A proxy on
                                                                               behalf of a corporation should be signed in its name
                                                                               by a duly authorized officer.